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EXHIBIT 16.1 TO FORM 8-K


May 21, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated May 21, 2003, of LESCO, Inc. and are in agreement with the statements contained in paragraphs two through four therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                                     /s/ Ernst & Young LLP